Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE APPOINTS INDUSTRY VETERAN AND BOARD DIRECTOR STARLETTE B. JOHNSON AS INTERIM CHIEF EXECUTIVE OFFICER

DURANGO, Colo., January 29, 2024 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory Inc. (Nasdaq: RMCF) (the “Company”, “we”, “RMC”, or “Rocky Mountain Chocolate”), an international franchisor and producer of premium chocolates and other confectionery products including gourmet caramel apples, today announced that the Board of Directors (“Board”) has appointed Starlette B. Johnson to the role of Interim Chief Executive Officer (“CEO”).

Ms. Johnson has been a director on the RMC Board since March 2023. She brings more than thirty years of success in customer-facing retail businesses, including pivotal leadership experience in the franchise restaurant and hospitality sectors. Ms. Johnson began her hospitality career as Director of Finance at PepsiCo’s KFC division, and later held leadership positions with global brands included serving as President and Chief Operating Officer of Dave & Buster’s Entertainment (NASDAQ: PLAY) and Executive VP and Chief Strategic Officer at Brinker International (NYSE: EAT). She has also served on the Board of Directors for numerous companies, including Bojangles’ (previously NASDAQ: BOJA), Chuy’s Holdings (NASDAQ: CHUY), and privately-held SusieCakes. Ms. Johnson received an MBA from Duke University and a B.S. in Finance from Virginia Tech.

“Starlette is an industry renowned business leader and strategist,” said Jeff Geygan, RMC Board Chair. “Her results-oriented leadership style and expertise with franchise brands make her an ideal fit to lead RMC as the Board conducts its search for a permanent CEO.”

Mr. Geygan continued, “On behalf of the Board, I would like to thank Rob Sarlls for his contributions to Rocky Mountain Chocolate since joining the executive team in May 2022. We achieved several important milestones under his leadership, including the sale of RMC’s non-core U-Swirl business and the relocation of consumer packaging operations. We wish him well in his future endeavors.”

“I am honored to be entrusted by the Board during this transitionary period,” said Starlette Johnson, RMC Interim CEO. “The broader leadership team has been meticulously constructed to align with the needs of RMC’s Strategic Transformation Plan. Their collective wisdom will be an invaluable asset as we maintain a strong presence in the city of Durango and work to return Rocky Mountain Chocolate to growth and profitability in Fiscal 2025.”

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. (dba “Rocky Mountain Chocolate”) is an international franchiser of premium chocolate and confection stores, and a producer of an extensive line of premium chocolates and other confectionery products, including gourmet caramel apples. Rocky Mountain Chocolate was named one of America’s Best on Newsweek's list of "America's Best Retailers 2023" in the chocolate and candy stores category. The Company is headquartered in Durango, Colorado. Its subsidiaries, franchisees and licensees currently operate over 260 Rocky Mountain Chocolate stores across the United States, with several international locations. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Investor Contact

Sean Mansouri, CFA

Elevate IR

720-330-2829

RMCF@elevate-ir.com